IQST – iQSTEL Adds To Telecom Equity Holdings

New York, NY – Oct 5, 2021 - iQSTEL, Inc. (OTCQX: IQST) today announced it has acquired the remaining 49% of QGlobal SMS LLC.

iQSTEL acquired the initial 51% of QGlobal SMS early in 2020 as part of iQSTEL’s overall strategy to build its SMS business in Latin America.

Now, iQSTEL is acquiring the additional 49% in conjunction with the company’s plans to consolidate all its Telecommunications, Internet of Things (IoT) and Blockchain operations under the B2B IQSTeleocm Business Division.

The acquisition and consolidation will be seamless for QGlobal SMS 45 customers and vendors. The QGlobal team will remain in place and the business operation will remain the same.

Our Partner, Jesus Vega, will be the COO (SMS) for IQSTelecom. JuanCarlos Lopez will be the CEO (Telco), and Eykis Sambrano the CTO (Telco). Going forward, the sales force of IQSTelecom (Etelix +SwissLink), will be responsible for the sale of SMS products and services.

Leandro Iglesias CEO commented: "The acquisition of the additional 49% of QGlobal SMS is a very important milestone for our B2B Division, IQSTelecom. QGlobal SMS LLC is running a business with approximately 12% gross margin and enjoying ongoing topline growth with expanding SMS sales. The addition of QGlobal is expected to further improve our operations statements in keeping with our key strategic initiative to increase gross margins while maintaining rapid revenue growth.” Mr. Iglesias added: "This last Q of FY2021, we are working to close some negotiations on our M&A Campaign expected to take us to a whole new level.”

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly-listed company holding an Independent Board of Directors and Independent Audit Committee offering leading-edge services through its two business divisions and each of them with independent brands. The B2B division, Brand IQSTelecom offering Telecommunications, Internet of Things, Technology and Blockchain platforms services, the target market for the B2B division is Global Markets. The B2C division, Brand EVOSS offering EV Electric Motorcycles, Fintech Ecosystem, the target market for this business division is Latin America, and the Spanish speakers in the USA. The company has presence in 15 countries, and its products and services are used in several industries as Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. IQSTEL announced on February 17th 2021 that it became a Debt Free Company and is now completely debt free with no Convertible Notes, Warrants, Promissory Notes or Settlement Agreements from its Balance Sheet.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com

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